Exhibit 10.2

Brush Engineered Materials Inc. and Subsidiaries
Long-Term Incentive Plan (LTIP)

Performance Period January 1, 2004
through December 31, 2006

I.	Introduction

The Long-Term Incentive Plan (LTIP) provides incentive compensation to eligible employees based primarily on financial performance over multi-year periods.

II.	Definitions

Performance Period: January 1, 2004 through December 31, 2006.

Business Unit Performance: The Plan has designated the following Business Units for the Performance Period:

Corporate

Alloy

Be Products

TMI

WAM

Each business unit has defined economic profit measures which have been approved by the Organization and Compensation Committee of the Board of Directors. These measures are expressed as a threshold, target and maximum.

Base Compensation: The participant’s annual base salary in effect at the start of the Performance Period.

III.	Participation

Participants include only those individuals who are approved by the Organization and Compensation Committee of the Board to participate.

Following the beginning of the Performance Period, new hires or individuals who are promoted with significant additional responsibilities prior to July 1, 2004, may be eligible for participation. Such participation must be confirmed by the Organization and Compensation Committee of the Board. The eligibility of employees hired after June 30, 2004, will not be considered until the subsequent Performance Period.
Participants must be employed on the last day of the Performance Period in order to be eligible for an award. If a participant retires under a Company pension plan, any award will be prorated based on time employed during the Performance Period.

Should a participant die or become permanently disabled or should there occur a Parent Company Change in Control, the participant (or their spouse or estate) shall receive full payment of the award for the entire Performance Period at the Target level.

IV.	Performance Award Opportunity

The Organization and Compensation Committee of the Board of Directors will establish Threshold, Target and Maximum financial target levels for each Business Unit.

The award opportunity for each eligible participant will be approved by the Organization and Compensation Committee.

For the Performance Period 2004 through 2006, your opportunity will be double (2x) your approved target opportunity.

Awards will commence once the Minimum level has been attained. 100% of the opportunity will be awarded at Target and 150% will be awarded at Maximum. Award amounts for levels of achievement between Threshold and Target and between Target and Maximum will be prorated according to the level of achievement.

LTIP targets have been established on the basis of cumulative operating profit. The targets are attached hereto as Exhibit A.

Awards will be prorated for transfers between business units and/or corporate during the Performance Period, assuming grade level remains the same. Such proration will be determined by the length of service in each unit during the Performance Period.

V.	Payment

At the conclusion of year two (December 31, 2005), 66% of the total performance award opportunity will be “banked” in accordance with the two year targets attached hereto as Exhibit B. The amount “banked” will be guaranteed for payment but only at the conclusion of the performance period (which requires continued employment through the entire performance period). The “banked” amount will not be negatively impacted by the final performance calculation at the conclusion of the three year performance period. If the final three year performance calculation exceeds the two year “banked” calculation, then the greater amount will be paid. Please see Exhibit C attached hereto.

This is a cash plan and, as such, payouts will be made in cash to participants no later than March 15 of the year following the Performance Period.

VI.	General Provisions

The Board of Directors, through its Organization and Compensation Committee, shall have final and conclusive authority for interpretation, application and possible modification of this Plan or its established targets. The Board of Directors reserves the right to amend or terminate the Plan at any time.

This plan is not a contract of employment.